KPMG Peat Marwick LLP

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                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
L. Luria & Son Inc.:

We consent to incorporation by reference in the Registration Statement (No. 33-2070) on Form S-8 of L. Luria & Son, Inc. of our report dated March 24, 1995, relating to the balance sheets of L. Luria & Son, Inc., as of January 28, 1995 and January 29, 1994, and the related statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended January 28, 1995, which report appears in or is incorporated by reference in the annual report of Form 10-K of L. Luria & Son, Inc.

                                      KPMG PEAT MARWICK LLP

April 6, 1995